CALVERT RESPONSIBLE INDEX SERIES, INC.
ADMINISTRATIVE SERVICES AGREEMENT

ADDENDUM TO SCHEDULE A

Listed below are Funds that are entitled to receive administrative services from Calvert Investment Administrative Services, Inc. ("CIAS") under the Administrative Services Agreement dated June 22, 2000, and which will pay annual fees to CIAS pursuant to the Agreement.

Calvert U.S. Large Cap Growth Responsible Index Fund

Classes A,C, I and Y        0%

Calvert U.S. Large Cap Value Responsible Index Fund

Classes A,C, I and Y        0%

For its services under this Administrative Services Agreement, CIAS is entitled to receive the fee indicated above based on average net assets. The liability to pay for services under the Agreement arises at the time a Series or Class commences operations, absent waivers.

CALVERT RESPONSIBLE INDEX SERIES, INC.

BY: ____________________________
Ivy Wafford Duke
Vice President and Secretary

CALVERT INVESTMENT ADMINISTRATIVE SERVICES, INC.

BY: ____________________________
Vicki L. Benjamin
Senior Vice President and Chief Financial Officer

Effective Date: June 19, 2015